SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
   September 30, 2005

MRO Software, Inc.
(Exact name of Registrant as specified in its charter)

Massachusetts	0-23852	04-2448516
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

100 Crosby Drive, Bedford, MA 01730
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:
(781) 280-2000

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 30, 2005, the Compensation Committee of the Board of Directors of MRO Software, Inc. (the “Committee”) approved accelerating the vesting of all unvested options for all employees, including executive officers, but excluding non-employee directors. Executive officers have agreed to not exercise their accelerated options prior to the original vesting period. However, upon termination of employment the executive officer options will be fully vested.

Employees and officers will benefit from the accelerated vesting of their stock options in the event they terminate their employment with the Company prior to completion of the original vesting terms as they would have the ability to exercise certain options that would have otherwise been forfeited. Stock-based compensation expense will be recorded in the quarter ended September 30, 2005 based on the intrinsic value of in-the-money options subject to acceleration and our estimate of the extent to which our employees and officers are going to benefit from this modification. The closing market price per share of our common stock on September 30, 2005 was $16.84 and the exercise price of the approximately 1,400,000 in-the-money options on that date ranged from $7.53 to $16.26. Based on our historical employee turnover rates during the past three years, we currently estimate that the potential additional stock-based non-cash compensation expense we may be required to record in the quarter ended September 30, 2005 with respect to these options is approximately $900,000. As a result of this acceleration, we expect to avoid charges in respect of stock-based compensation in the aggregate amount of $7.6 million (pre-tax) over the next four fiscal years.

Approximately 1.4 million options or 27% of the total outstanding options with varying remaining vesting schedules were accelerated and became immediately exercisable on September 30, 2005, as follows:

Executive Officers:	Aggregate number of shares issuable under accelerated options	Weighted-average exercise price per share

Norman E. Drapeau, Jr. Chief Executive Officer	172,221	$11.97
Peter J. Rice Chief Financial Officer	57,406	$11.97
Richard M. Cahill EVP, Worldwide Sales	100,000	$12.44
Patricia C. Foye EVP, Global Marketing and Alliances	33,689	$11.84
John W. Young, EVP, Products and Technology	33,689	$11.84
William B. Sawyer EVP, Worldwide Operations	33,689	$11.84
Craig Newfield VP & General Counsel	33,689	$11.84

Total Executive Officers as a group (7 persons)	464,383	$12.03

Total all other employees	898,681	$12.50

Total	1,363,064	$12.34

The unvested stock options held by executive officers were accelerated pursuant and subject to a written agreement in which each such officer agreed to not exercise any option or portion thereof at any time prior to the time at which such option or portion would have become exercisable had such option not been accelerated as described herein.

The stock options held by other employees were accelerated by the Committee as permitted under the Company’s Amended and Restated 1999 Equity Incentive Plan.

Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (SFAS 123R), effective October 1, 2005, will require that compensation cost related to share-based payment transactions, including stock options, be recognized in our financial statements.  In anticipation of SFAS 123R becoming effective and the significant impact that this change in the treatment of stock-based compensation costs will have on our earnings, the Committee reviewed our overall compensation programs, including our long-term and equity-based incentives, and made several changes to our stock-based compensation program, as follows: (i) the number of options granted in 2005 was reduced by more than 70% compared with prior years, (ii) the number of employees eligible for option grants was reduced by more than 90% compared with prior years, (iii) instead of stock options, executives received restricted stock awards covering one-third the number of shares subject to options granted in prior years, and (iv) the vesting of all outstanding stock options was accelerated.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.
Exhibit Number	Description of Exhibit

10.1	Form of Option Amendment Agreement between the Company and each executive officer dated September 30, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MRO Software, Inc.

Date: October 6, 2005	/s/ Craig Newfield
By: Craig Newfield
Title: V.P. & General Counsel

Exhibit Number	Description of Exhibit

10.1	Form of Option Amendment Agreement between the Company and each executive officer dated September 30, 2005